Exhibit 99.1

GAMING AND LEISURE PROPERTIES, INC. ANNOUNCES FIRST QUARTER 2016 RESULTS

- Establishes 2016 Second Quarter and Revises Full Year Guidance -
- Declares 2016 Second Quarter Dividend of $0.56 per Common Share -

WYOMISSING, PA. — April 26, 2016 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”), the first gaming-focused REIT in North America, today announced results for the quarter ended March 31, 2016.

Financial Highlights

	Three Months Ended March 31,
(in millions, except per share data)	2016 Actual	2016 Guidance (1)	2015 Actual
Net Revenue	$148.8	$149.4	$148.7
Adjusted EBITDA (2)	$113.2	$113.8	$110.6
Net Income	$32.7	$33.4	$33.1
Funds From Operations (3)	$56.4	$57.0	$57.1
Adjusted Funds From Operations (4)	$83.6	$83.4	$80.0

Net income, per diluted common share	$0.27	$0.28	$0.28
FFO, per diluted common share	$0.47	$0.48	$0.48
AFFO, per diluted common share	$0.70	$0.70	$0.67

(1)  The guidance figures in the tables above present the guidance provided on February 4, 2016, for the three months ended March 31, 2016.

(2)  Adjusted EBITDA is net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense and straight-line rent adjustments.

(3)  Funds from operations (“FFO”) is net income, excluding (gains) or losses from sales of property and real estate depreciation as defined by NAREIT.

(4)  Adjusted funds from operations (“AFFO”) is FFO, excluding stock based compensation expense, debt issuance costs amortization, other depreciation and straight-line rent adjustments, reduced by capital maintenance expenditures.

Gaming and Leisure Properties, Inc. Chief Executive Officer, Peter M. Carlino commented, “We are pleased with both our first quarter results, which once again show the stability of our geographically diverse portfolio of regional gaming assets, as well as the meaningful progress we have made in our effort to complete the acquisition of Pinnacle Entertainment’s (NASDAQ: PNK) real estate assets. During the first quarter, shareholders of both companies resoundingly approved the transaction, and we obtained necessary regulatory approvals in Mississippi, Iowa, Indiana, Nevada, Missouri and Louisiana. Separately, we also reached an agreement with PNK to become the operator for the Meadows Racetrack and Casino (the “Meadows”) in Pennsylvania, and are pleased to partner with their high quality organization in an additional capacity.”

Mr. Carlino continued, “After the PNK acquisition closes, we will have created a triple-net REIT industry leader and our portfolio will be significantly more diversified than it was at the time of our spin. Looking forward, we believe this increase in size enhances a significant competitive advantage, and the increased diversity improves the stability of our cash flows and further protects us from variabilities in regional gaming. We also believe the combination of our deep knowledge of the gaming sector and our REIT status remain a primary competitive advantage to opportunistically expand the portfolio which will result in meaningful value creation and growing, dependable dividend income for our shareholders.”

The Company’s first quarter 2016 net income as compared to its guidance was impacted by the following:

•	Results from the TRS properties were unfavorable to guidance by $0.7 million;

•	Income from rental activities was favorable to guidance by $1.0 million as Penn National Gaming, Inc.’s (“PENN”) Hollywood Casino Columbus and Hollywood Casino Toledo outperformed;

•	Corporate expenses were approximately $0.9 million higher than guidance primarily due to an additional bonus accrual and expenses associated with completing the Meadows operator agreement.

In addition AFFO was impacted by $0.6 million of favorable capital maintenance expenditures for the quarter as compared to guidance.

Portfolio Update

GLPI owns approximately 3,106 acres of land and 7.2 million square feet of building space, which was 100% occupied as of March 31, 2016. At the end of the first quarter of 2016, the Company owned the real estate associated with 21 casino facilities and leases 18 of these facilities to PENN and one to Casino Queen in East St. Louis, Illinois. Two of the gaming facilities, located in Baton Rouge, Louisiana and Perryville, Maryland, are owned and operated by a subsidiary of GLPI (GLP Holdings, Inc.).

Capital project expenditures, which totaled $0.2 million for the three months ended March 31, 2016 and capital maintenance expenditures at the TRS properties were $0.4 million for the three months ended March 31, 2016.

Due to the timing of this earnings release we will report our tenant rent coverage from PENN after their earnings release on April 28, 2016.

Financing Update

We completed an offering of 28.75 million shares at $30.00 which was very well received in the market as the offering was upsized from 19.0 million shares. The price was a 0.3% premium to the file offer price. We had over 170 institutional investors interested in the offer and included four of the top ten REIT dedicated funds as well as significant support from existing shareholders. Additionally, we initiated a successful bond offering, which settles on April 28, 2016, with two tranches; 2021 maturity of $400.0 million at 4.375% and 2026 maturity of $975.0 million at 5.375%. We are hopeful that this is the beginning of more REIT dedicated funds finding our company to be a safe, secure and compelling investment. With the equity offering we expecting to be on a pro forma basis under 5.5 times leveraged by the end of 2016.

Balance Sheet Update

The Company had $61.6 million of unrestricted cash on hand and $2.5 billion in total debt, including $300.0 million of debt outstanding under its unsecured credit facility term loan and $148.0 million outstanding under its unsecured credit facility revolver at March 31, 2016.  The Company’s debt structure at March 31, 2016 was as follows:

	As of March 31, 2016
	Interest Rate	Balance
		(in thousands)
Unsecured Term Loan A (1)	2.370%	$300,000
Unsecured $700 Million Revolver (1)	2.188%	148,000
Senior Unsecured Notes Due 2018	4.375%	550,000
Senior Unsecured Notes Due 2020	4.875%	1,000,000
Senior Unsecured Notes Due 2023	5.375%	500,000
Capital Lease	4.780%	1,365
Total long-term debt		2,499,365
Less: unamortized debt issuance costs		(30,380)
Total long-term debt, net of unamortized debt issuance costs		2,468,985
Less: current maturities of long-term debt		(104)
Long-term debt, net of unamortized debt issuance costs and current maturities		$2,468,881

(1)       The margin on the term loan and revolver is Libor plus 1.75%. The Company's credit facility matures on October 28, 2018.

Dividends

On January 29, 2016, the Company’s Board of Directors declared the first quarter dividend.  Shareholders of record on February 22, 2016 received $0.56 per common share, which was paid on March 25, 2016.  On April 25, 2016, the Company declared its second quarter 2016 dividend of $0.56 per common share, payable on June 17, 2016 to shareholders of record on June 2, 2016. Expecting that the PNK transaction will close on April 28, 2016 the second quarter dividend is consistent with the first quarter. The Company believes the third quarter dividend will increase to $0.60.

Guidance

The table below sets forth current guidance targets for financial results for the 2016 second quarter and full year, based on the following assumptions:

•	Reflects the acquisition of PNK's real estate assets, assuming the transaction closes April 28, 2016;

•
The final amount of shares and taxes owed for the PNK transaction and final calculations related to the direct financing lease will be affected by the share price of both GLPI and PNK through April 28, 2016;

•	Excludes any impact of the acquisition of the Meadows, which was announced on December 16, 2015 and PNK was selected as the operator as announced on March 29, 2016;

•	Reported rental income of approximately $681.7 million for the year and $173.3 million for the second quarter, consisting of:

(in millions)	Second Quarter	Full Year
Cash Rental Receipts
PENN	$111.8	$444.5
PNK	$66.0	$254.5
Queen	$3.5	$14.2
PENN non-assigned land lease	$(0.8)	$(3.2)
Total Cash Rental Receipts	$180.5	$710.0

Non-Cash Adjustments
PENN straight-line rent	$(14.0)	$(55.8)
PNK direct financing lease	$(12.9)	$(49.9)
Property taxes paid by tenants	$18.2	$71.8
PNK land lease paid by tenant	$1.5	$5.6
Total Rent as Reported	$173.3	$681.7

•	Cash rent includes incremental escalator on the PENN building rent component effective November 1, 2015, which increases 2016 annual rent by $4.2 million;

•
TRS EBITDA of approximately $36.3 million for the year and $10.2 million for the second quarter with capital maintenance expenditures of approximately $3.9 million for the year and $1.3 million for the second quarter;

•	Capital project expenditures of approximately $0.3 million for the year and $0.0 million for the second quarter;

•	Blended income tax rate at the TRS entities of 40%;

•	LIBOR is based on the forward yield curve;

•	Real estate depreciation of approximately $94.6 million for the year and $23.7 million in the second quarter;

•	Non-real estate depreciation of approximately $13.4 million for the year and $3.4 million in the second quarter;

•	Expense related to acquired PNK land lease rights of approximately $12.7 million for the year and $3.7 million in the second quarter;

•	Equity-related employee compensation affecting EBITDA includes the following:

◦
Expense of approximately $1.8 million for the year and $0.5 million for the second quarter related to cash-settled equity compensation awards issued pre-spin, which will be fully vested by the first quarter of 2017;

◦
Expense of approximately $5.8 million for the year and $1.9 million for the second quarter for payments in lieu of dividends on vested stock options issued pre-spin, which are expected to be paid through October 31, 2016;

•
Equity-related employee compensation that does not affect EBITDA includes non-cash expense of approximately $18.3 million for the year and $4.5 million for the second quarter for restricted stock awards;

•
Interest expense includes approximately $11.3 million for the year and $2.9 million for the second quarter of debt issuance costs amortization for existing debt and $3.5 million for the year and $0.0 million for the second quarter for amortization of fees for the bridge loan related to the PNK transaction;

•
For the purpose of the dividend calculation, AFFO is reduced by approximately $5.4 million for the full year and $1.2 million for the second quarter prior to calculation of the dividend to account for dividends on shares that will be outstanding after options held by employees are exercised; and

•
The basic share count is approximately 177.1 million shares for the year and 183.8 million shares for the second quarter and the fully diluted share count is approximately 178.7 million shares for the year and 185.5 million shares for the second quarter. The share count may fluctuate by number of shares we deliver to PNK in satisfaction of PNK employee equity awards.

	Three Months Ending June 30,		Full Year Ending December 31,
(in millions, except per share data)	2016 Guidance	2015 Actual	Revised 2016 Guidance	Prior 2016 Guidance	2015 Actual
Net Revenue	$211.3	$149.9	$825.7	$591.4	$575.1
Adjusted EBITDA (1)	$180.3	$108.6	$708.0	$456.5	$440.0
Net Income	$69.7	$32.0	$270.4	$147.4	$128.1
Funds From Operations (2)	$93.3	$56.0	$365.0	$242.0	$223.8
Adjusted Funds From Operations (3)	$133.5	$79.0	$525.9	$337.0	$321.8

Net income, per diluted common share	$0.38	$0.27	$1.47	$1.23	$1.08
FFO, per diluted common share	$0.50	$0.47	$2.03	$2.01	$1.89
AFFO, per diluted common share	$0.72	$0.66	$2.93	$2.80	$2.72

(1)         Adjusted EBITDA is net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense and straight-line rent adjustments.

(2)         FFO is net income, excluding (gains) or losses from sales of property and real estate depreciation as defined by NAREIT.

(3)         AFFO is FFO, excluding stock based compensation expense, debt issuance costs amortization, other depreciation and straight-line rent adjustments, reduced by capital maintenance expenditures.

Conference Call Details

The Company will hold a conference call on April 26, 2016 at 10:00 a.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

Webcast

The conference call will be available in the Investor Relations section of the Company's website at www.glpropinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s website.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.
Domestic: 1-877-705-6003
International: 1-201-493-6725

Conference Call Playback:

Domestic: 1-877-870-5176
International: 1-858-384-5517
Passcode: 13635211
The playback can be accessed through May 3, 2016.

Disclosure Regarding Non-GAAP Financial Measures

Funds From Operations (“FFO”), Adjusted Funds From Operations (“AFFO”) and Adjusted EBITDA, which are detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and as internal measures of business operating performance. The Company believes FFO, AFFO, and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of the Company’s current business.  This is especially true since these measures exclude real estate depreciation, and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time.

FFO, AFFO and Adjusted EBITDA are non-GAAP financial measures, that are considered a supplemental measure for the real estate industry and a supplement to GAAP measures. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding (gains) or losses from sales of property and real estate depreciation.  We have defined AFFO as FFO excluding stock based compensation expense, debt issuance costs amortization, other depreciation and straight-line rent adjustments, reduced by capital maintenance expenditures. Finally, we have defined Adjusted EBITDA as net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense and straight-line rent adjustments.

FFO, AFFO and Adjusted EBITDA are not recognized terms under GAAP.  Because certain companies do not calculate FFO, AFFO, and Adjusted EBITDA in the same way and certain other companies may not perform such calculation, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of operating profit or net income. The Company’s presentation of these measures does not replace the presentation of the Company’s financial results in accordance with GAAP.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing GLPI’s planned acquisitions or projects; the ultimate timing and outcome of the Company's proposed acquisition of substantially all of the real estate assets of Pinnacle Entertainment, Inc. (“Pinnacle”); the effects of a transaction between GLPI and Pinnacle on each party, including the post-transaction impact on GLPI's financial condition, operating results, strategy and plans; the ability to consummate our anticipated acquisition of the equity interests of PA Meadows, LLC, the owner of the Meadows, including consummation of our announced transaction with Pinnacle to acquire the Meadows operating assets and enter into a long-term lease with us; GLPI's ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2015, and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

Additional Information

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the proposed transaction between GLPI and Pinnacle, GLPI has filed with the SEC a registration statement on Form S-4 (File No. 333-206649) that was declared effective by the SEC on February 16, 2016 and includes a definitive joint proxy statement of GLPI and Pinnacle that also constitutes a prospectus of GLPI, which was mailed to shareholders of GLPI and stockholders of Pinnacle on or about February 16, 2016. This communication is not a substitute for the joint proxy statement/prospectus or any other document that GLPI or Pinnacle may file with the SEC or send to their shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM S-4, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS FILED AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain free copies of the preliminary joint proxy statement/prospectus and other relevant documents filed by GLPI and Pinnacle with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by GLPI are available free of charge on GLPI’s investor relations website at investors.glpropinc.com or by contacting the GLPI’s investor relations representative at (203) 682-8211. Copies of the documents filed with the SEC by Pinnacle are available free of charge at the SEC's website at http://www.sec.gov/cgi-bin/browse-edgar?company=pnk+entertainment&owner=exclude&action=getcompany or by contacting Pinnacle’s investor relations department at (702) 541-7777.

Contact

Investor Relations – Gaming and Leisure Properties, Inc.

Brad Cohen
T: 203-682-8211
Email: Brad.Cohen@icrinc.com

Kara Smith
T: 646-277-1211
Email: Kara.Smith@icrinc.com

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues
Rental	$100,215	$97,548
Real estate taxes paid by tenants (1)	11,827	13,350
Total rental revenue	112,042	110,898
Gaming	35,383	36,379
Food, beverage and other	2,776	2,815
Total revenues	150,201	150,092
Less promotional allowances	(1,381)	(1,387)
Net revenues	148,820	148,705
Operating expenses
Gaming	18,934	19,016
Food, beverage and other	2,053	2,184
Real estate taxes (1)	12,207	13,755
General and administrative (2)	20,906	21,539
Depreciation	27,083	27,411
Total operating expenses	81,183	83,905
Income from operations	67,637	64,800

Other income (expenses)
Interest expense	(33,401)	(29,562)
Interest income	517	595
Total other expenses	(32,884)	(28,967)

Income from operations before income taxes	34,753	35,833
Income tax expense	2,004	2,702
Net income	$32,749	$33,131

Earnings per common share:
Basic earnings per common share	$0.28	$0.29
Diluted earnings per common share	$0.27	$0.28

(1)         According to ASC 605, Revenue Recognition, the Company is required to gross up rental income by the amount of real estate taxes paid by tenants under the triple-net lease structure and also reflect an offsetting expense in operating expenses.

(2)         General and administrative expenses include payroll related expenses, insurance, utilities, supplies and other administrative costs.

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Operations
(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended March 31,		Three Months Ended March 31,
	2016	2015	2016	2015
Real estate	$112,042	$110,898	$103,510	$100,343
GLP Holdings, LLC. (TRS)	36,778	37,807	9,723	10,219
Total	$148,820	$148,705	$113,233	$110,562

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
General and Administrative Expenses
(in thousands) (unaudited)

	Three Months Ended March 31,
	2016	2015
Real estate general and administrative expenses (1)	$15,228	$15,555
GLP Holdings, LLC. (TRS) general and administrative expenses	5,678	5,984
Total	$20,906	$21,539

(1)         Includes stock based compensation of $7.3 million and $9.2 million for the three months ended March 31, 2016 and 2015, respectively.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands) (unaudited)

	Three Months Ended March 31,
	2016	2015
Net income	$32,749	$33,131
Losses or (gains) from dispositions of property	(15)	1
Real estate depreciation	23,691	23,926
Funds from operations	$56,425	$57,058
Straight-line rent adjustments	13,956	13,956
Other depreciation (1)	3,392	3,485
Debt issuance costs amortization	5,582	2,020
Stock based compensation	4,572	4,394
Maintenance CAPEX (2)	(362)	(951)
Adjusted funds from operations	$83,565	$79,962
Interest, net	32,884	28,967
Income tax expense	2,004	2,702
Maintenance CAPEX (2)	362	951
Debt issuance costs amortization	(5,582)	(2,020)
Adjusted EBITDA	$113,233	$110,562

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries as well as equipment depreciation from the REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
REAL ESTATE and CORPORATE (REIT)
(in thousands) (unaudited)

	Three Months Ended March 31,
	2016	2015
Net income	$30,101	$30,423
Losses or (gains) from dispositions of property	—	—
Real estate depreciation	23,691	23,926
Funds from operations	$53,792	$54,349
Straight-line rent adjustments	13,956	13,956
Other depreciation (1)	521	467
Debt issuance costs amortization	5,582	2,020
Stock based compensation	4,572	4,394
Maintenance CAPEX	—	—
Adjusted funds from operations	$78,423	$75,186
Interest, net (2)	30,283	26,367
Income tax expense	386	810
Maintenance CAPEX	—	—
Debt issuance costs amortization	(5,582)	(2,020)
Adjusted EBITDA	$103,510	$100,343

(1) Other depreciation includes equipment depreciation from the Company's REIT subsidiaries.

(2)         Interest expense, net is net of intercompany interest eliminations of $2.6 million for both the three months ended March 31, 2016 and 2015.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
GLP HOLDINGS, LLC (TRS)
(in thousands) (unaudited)

	Three Months Ended March 31,
	2016	2015
Net income	$2,648	$2,708
Losses or (gains) from dispositions of property	(15)	1
Real estate depreciation	—	—
Funds from operations	$2,633	$2,709
Straight-line rent adjustments	—	—
Other depreciation (1)	2,871	3,018
Debt issuance costs amortization	—	—
Stock based compensation	—	—
Maintenance CAPEX (2)	(362)	(951)
Adjusted funds from operations	$5,142	$4,776
Interest, net	2,601	2,600
Income tax expense	1,618	1,892
Maintenance CAPEX (2)	362	951
Debt issuance costs amortization	—	—
Adjusted EBITDA	$9,723	$10,219

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.